Exhibit 6.12

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is between VirtualArmour International Inc. 8085 S. Chester Street, Suite 108, Centennial, Colorado 80112 (“Company”) and Donaldson Consulting Services, Inc., 1551 Larimer Street #1901, Denver, Colorado 80202 (“Consulting Firm”) to be effective September 8, 2017.

RECITALS

Company desires to retain Consulting Firm for the purpose of providing professional services including, but not limited to: accounting, financial reporting, preparation of financial statements and special projects, as assigned (the “Services”).

Consulting Firm desires to perform such Services for Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.	Term and Termination.

This Agreement, when executed by the parties, will commence upon the date first written above and will continue until such time as either of the parties shall notify the other party, in writing at least 60 days prior to the date of termination, that Company no longer requires or desires the Services or Consulting Firm no longer is able or willing to provide the Services.  The Company may terminate this Agreement immediately if the Consulting Firm does not timely complete its Tasks or is in material breach of this Agreement.

2.	Services.

Company will advise Consulting Firm of the tasks to be performed (each a “Task”), at the direction of the Todd Kannegieter (“Supervisor”), and the approximate duration of the engagement to perform each Task.  Upon the completion of each Task, the Consulting Firm shall stop performing work on the Task and Company will make payment for the time actually spent in performing the Task in accordance with the “Compensation” section of this Agreement, below.  The billable time by Consulting Firm shall not again commence until another Task has been assigned by the Supervisor and Consulting Firm has begun working on the Task.

Consulting Firm will provide Services in a timely and professional manner and Consultant will communicate and work efficiently with Supervisor to ensure that he is in a position to understand and concur with Services performed.

Services consist of but are not limited to:

•	Acting as Chief Financial Officer of the Company, and executing documentation filed with the U.S. Securities and Exchange Commission or Canadian Securities Exchange as such;
•	Preparation of various supporting working papers as necessary or requested in connection with the preparation of quarterly or annual financial statements;
•	Preparation of compliant quarterly interim unaudited financial statements, including notes and schedules, together with the initial draft of the accompanying Management Discussion and Analysis;
•	Preparation of the draft compliant audited financial statements and accompanying notes and schedules;
•	Preparation of initial draft of the annual Management Discussion and Analysis;
•	Preparation of the CSE Form 5 and Form 7; and
•	Such other tasks as requested by senior management.

3.	Compensation.

Consulting Firm shall invoice for Services at the rates below:

Consultant – John Donaldson	$150 per hour.
Other Consultants	At rates to be determined by mutual written agreement

Invoices shall be submitted on the first day of each month for the cumulative hours worked during the previous month.  Company will reimburse out-of-pocket expenses if the Supervisor has specifically authorized such expenses.  Payments of invoices submitted to Company by Consulting Firm are due and payable within fifteen (15) days after presentation by Consulting Firm. Late fees of 1.5% per month will be assessed for all undisputed past due balances.

4.	Confidentiality.

Consulting Firm recognizes and acknowledges that the Company’s proprietary or confidential information relating to the projects for which Consulting Firm may provide Services hereunder, including, but not limited to, financial information and information pertaining to the Company’s prospects, operations, business plans, practices and projects used by the Company in its business or developed by Consulting Firm in performing its Services under this Agreement (hereafter “Confidential Information”) are valuable and unique assets of the Company.  Consulting Firm will not disclose Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent or authorization of Company, during the full term of this Agreement and for a period of three (3) years after the expiration or termination of this Agreement.  Upon termination of Consulting Firm’s sServices hereunder, Consulting Firm shall neither take nor retain any Confidential Information or copies thereof without approval of Company.  Consulting Firm agrees that any violation or threatened violation of this Section may cause irreparable injury to the Company, entitling the Company to seek injunctive relief in addition to all other legal and equitable remedies.

4.	Independent Contractor.

Consulting Firm and its representatives are independent contractors for all purposes of this Agreement, including tax purposes, and shall not be treated as employees of Company.  Accordingly, Company will not withhold any portion of amounts paid to Consulting Firm for tax purposes.  Consulting Firm, and Consulting Firm’s supervisors, will receive instructions from Company and Supervisor as to the end results to be accomplished, and Consulting Firm shall be responsible for directing Consulting Firm’s employees as to the means, manner, and methods of accomplishing the Services.  Consulting Firm and its representatives will not be entitled to be a participant in any compensation, worker’s compensation or benefit programs provided by Company to its employees.

5.	Warranty.

Consulting Firm warrants that the Services shall be performed in accordance with the terms of this Agreement and all applicable federal, state and local laws, ordinances and governmental rules and regulations; and Consulting Firm shall perform the Services with that standard of care, skill, and diligence reasonably expected from and provided by a professional contractor or firm in the performance of similar professional or consulting services.

6.	Waiver of Liability.

Consulting Firm and Company hereby waive any right to claim consequential, incidental or indirect damages with respect to actions or inactions taken pursuant to this Agreement, unless such actions or inactions are the result of gross misconduct or negligence.  Consulting Firm acknowledges that the nature of the Services may require their performance in the office(s) of Company.  Consulting Firm waives the right to bring action against Company for any injury resulting, directly or indirectly, as a result of its presence on the premises of the Company office(s).

7.	Nonsolicitation of Employees.

Commencing on the date of this Agreement and continuing for a period of one year thereafter, neither party will, either for itself or for any other person or entity, directly or indirectly, solicit for employment, induce or attempt to induce any employee of the other to terminate his or her employment with the other party.  The parties agree that general solicitation through newspaper advertising or job fairs shall not be deemed a violation of this provision.

8.	Assignment.

Neither this Agreement, nor the rights and obligations of the parties herein, may be assigned by either party.

9.	Other Provisions.

Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other breach.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions and the provisions hereof shall be deemed severable.  This Agreement shall be governed by and construed under the laws of the State of Colorado.

This Agreement contains the entire agreement between the parties and may not be changed except by written agreement.  This Agreement may be executed in multiple counterparts and any executed counterpart shall be deemed an original for all purposes.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

VirtualArmour International Inc.		Donaldson Consulting Services, Inc.
By:	/s/ Todd Kannegieter	By:	/s/ John Donaldson
	signature		John Donaldson President
EIN: [Redacted]
Todd Kannegieter
signature
Chief Executive Officer
title

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